Exhibit B
                                                                       ---------


                         TRANSLATION OF THE ELISRA DEED

                      [TRANSLATED FROM THE HEBREW ORIGINAL]

                               SHARE TRANSFER DEED

                         Made this 6th day of July 2005


                              Koor Industries Ltd.

                                    BETWEEN:

                         Public Company No. 52-001414-3

        of 14 Hamalacha Street, Afek Industrial Park, Rosh Ha'ayin 48091

                                    ("Koor")
                                 of the one part
                               Elbit Systems Ltd.
                                      AND:

                         Public Company No. 52-004302-7

                 of the Advanced Technology Center, Haifa 31053

                                (the "Purchaser")
                               of the second part

Koor is the holder of 81,697,000 ordinary shares of 1 NIS par value each

WHEREAS of the issued and paid-up share capital of Elisra Electronic Systems Ltd., whose number with the Registrar of Companies is private company no. 52-003587-4 (the "Company");

Koor wishes to sell and transfer to the Purchaser, and the Purchaser

WHEREAS wishes to purchase and receive by transfer from Koor, 81,697,000 ordinary shares of the Company, each having a nominal value of NIS 1 per share, that constitute on the date of signing this Deed, and will constitute at the Transaction Completion Date, 70% of the Company's issued and paid-up share capital, all subject to and in accordance with the provisions of this Deed; the parties wish to regulate their relationship in respect of the sale

WHEREAS and purchase of the Sold Shares (as defined below) in the context of this Deed.

NOW, THEREFORE, IT IS WARRANTED, PROVIDED AND AGREED BETWEEN THE PARTIES AS FOLLOWS -

1.       Preamble and Interpretation

1.1      The preamble and appendices hereto constitute an integral part hereof.

1.2 The clause headings in this Deed are solely for the sake of convenience and shall not be applied in the interpretation hereof.

1.3 In this Deed, the following expressions shall have the meanings appearing opposite them, unless expressly stated otherwise:


"Elta"                        Elta Systems Ltd., private company no.
                              51-048798-6;

"General Meeting"             as defined in the Companies Law, and any adjourned
                              meeting;

"Subsidiaries"                Tadiran Systems, Tadiran Spectralink, Elisra Inc.
                              and Microwave Network Solution Inc. (MNSI);

"Dollar" or "US$"             United States dollars;

"Dekolink"                    Dekolink Wireless Ltd.;

"Financial Statements"        as defined in Section 2.18 below;

"Sold Shares"                 81,697,000 (eighty-one million, six hundred and
                              ninety-seven thousand) Ordinary Shares;

"Shareholders' Agreement"     as defined in Section 2.9 below;

"Tadiran Communications       a Share Transfer Deed that was executed between
Deed"                         Koor and the Purchaser on 27 December 2004,
                              pursuant and subject to which Koor shall sell and transfer to the Purchaser 3,944,276 ordinary shares of Tadiran Communications Ltd., each having a nominal value of NIS 1 per share, including the amendments thereto;

"Consideration"               an amount of US$70,000,000 (seventy million
                              Dollars), together with Interest which shall be added only if the actual payment date shall be later than 6 January 2006 (in this Deed, the
                              "Determining Date"), and only for the period beginning on the Determining Date until the date of actual payment, and subject to the adjustment stated in Section 6.3 below. For the avoidance of doubt, no Interest shall be added for the period until the Determining Date, whether the actual payment date occurs before or after the Determining Date;

"Additional Conditional       as defined in Section 10.6 below;
Consideration"

"Conditions Precedent"        as defined in Section 5.1 below;

"Zehava"                      Zehava Bnei Brak Company Ltd.

"Business Day"                a day on which the two major banks in Israel are
                              open for business, other than Fridays and holiday eves, which shall not be treated as a Business
                              Day;

"Ordinary Course of           the ongoing activities of the Company and the
Business"                     Subsidiaries, of a type that the Company and/or
                              the Subsidiaries performed or are performing before the signing of this Deed, including activities in the area of Defense Activity or entering into transactions in the Defense Activity field;

"Final Date for the           as defined in Section 5.2 below;
Transaction's Completion"

"Transaction Completion       as defined in Section 7.1 below;
 Date"

"Confidential Information"    all information relating to the parties hereto
                              other than (a) information that was in the public domain or came into the public domain otherwise than due to a breach of this Deed and (b) information the disclosure of which is required in accordance with the provisions of law;

"Koor Letters"                as defined in Section 2.7 below;

"Ordinary Shares"             ordinary shares of 1 NIS par value each of the
                              Company's issued share capital;

"Free and Clear"              free and clear of any charge, pledge, attachment,
                              levy, debt, lien, claim or other third party right whatsoever;

"Defense Activity"            activity in the manufacture or maintenance of
                              defense equipment, or in the field of research and development of defense know-how, and all that is connected to or derived therefrom, and all of the type of activity that the Company and/or the Subsidiaries carried out or carry out before the signing of this Deed;

"Stage C of the Tadiran       is defined in the Tadiran Communications Deed;
Communications as the term
"Stage C of the
Transaction"

"Interest"                    three-month LIBOR at Bank Leumi Le-Israel Ltd., at
                              the rate it will be on the Determining Date, plus annual interest at the rate of 0.9%, compounded every three months;

"Insurance Claim"             as defined in Section 10.1 below;

"Tadiran Systems"             Tadiran Electronic Systems Ltd.;

"Tadiran Spectralink"         Tadiran Spectralink Ltd.;


"Qualification Conditions"    all the requirements in accordance with applicable
                              law and pursuant to the Company's incorporation documents for a person to serve as a director of the Company, including security clearance as required in Israel for the purpose of such service.

1.4 Terms that are not defined in this Deed shall have the same definitions as in Section 1 of the [Israel] Securities Law, 5728-1968, and if they are not defined as aforesaid, then as in Section 1 of the [Israel] Companies Law, 5759-1999, and all as applies to the matter's context.

2.       Koor's Declarations

         Koor hereby declares to the Purchaser that as of the date of the signing of this Deed:

2.1 Koor is a public company that was legally incorporated in Israel, its registration number with the Companies Registrar is as appears at the outset of this Deed, and no steps or procedures have been taken or threatened against it for dissolution, liquidation, winding-up, placing in receivership or like acts.

2.2 The Company is a private company that was legally incorporated in Israel, its registration number with the Companies Registrar is as appears in the preamble to this Deed, and no steps or procedures have been taken or, to the best of Koor's knowledge, threatened against it for dissolution, liquidation, winding-up, placing in receivership or like acts.

2.3 To the best of Koor's knowledge, including after checking with the Company's management (hereinafter in this Deed, "to the Best of Koor's Knowledge") no steps or procedures have been taken against any of the Subsidiaries for dissolution, liquidation, winding-up, placing in receivership or like acts.

2.4 Copies of the incorporation documents of the Company and of all of the Subsidiaries, as they are in effect at the date of signing this Deed, are attached to this Deed as Appendices "2.4A"--"2.4E."

2.5 The Company's registered share capital is NIS 116,710,000, and it is divided into 116,710,000 ordinary shares.

2.6 The Company's issued and paid-up share capital is in a total of NIS 116,710,000, and it is divided into 81,697,000 ordinary shares that are held by Koor, and 35,013,000 ordinary shares that are held by Elta.

2.7 The Sold Shares are fully paid-up, and are Free and Clear, and on the Transaction Completion Date they will be Free and Clear, and all with due regard to the Shareholders' Agreement (Appendix "2.9A" to this Deed) and to the Company's Articles of Association (Appendix "2.4A") as aforesaid.

A copy of Koor's letters to Elta in accordance with Section 6 of the Shareholders' Agreement (Appendix "2.9A" to this Deed), dated 1 August 2004 and 17 February 2005, are attached as Appendices "2.7A"--"2.7B" to this Deed (collectively, the "Koor Letters"). A copy of Elta's response letter dated 2 March 2005 to Koor's letter dated 17 February 2005 is attached to this Deed as Appendix "2.7C."

2.8 Other than as detailed in Appendix "2.8", the Company has not given or undertaken to give to any of its shareholders and/or to any person or entity whatsoever an option or right to purchase shares or rights in the Company's share capital or in the Company's other securities that are convertible into or exercisable for shares in the Company.

2.9 Other than the Shareholders' Agreement among Koor, Elta and the Company, which regulates the relations between Koor and Elta as shareholders in the Company, including any amendments thereto, if any, a copy of which is attached to this Deed as Appendix "2.9A" (the "Shareholders' Agreement"), and the agreement regarding management and consulting services that was executed on 27 November 2002 among Koor, Elta and the Company, including any amendments thereto, if any, a copy of which is attached to this Deed as Appendix "2.9B", there are no other shareholders' agreements and/or management agreements regarding holdings in the Company's shares.

2.10 The holdings of the Company and of each of the Subsidiaries in shares and/or rights in corporate entities, including partnerships (if any), and other than financial investments of the Company and/or any of the Subsidiaries in the framework of a securities investment portfolio, a total amount that will not exceed US$10,000,000 (ten million Dollars), as of the date of signing this Deed, and in which the Company and/or any of the Subsidiaries are not interested parties, are as detailed in Appendix "2.10" of this Deed.

2.11 Appendix "2.11" to this Deed lists all of the options and/or rights to purchase shares and/or rights in the share capital that were granted by any of the Subsidiaries to any person or entity.

2.12 Appendix "2.12" to this Deed lists all of the agreements among shareholders and/or voting agreements to which the Company and/or any of the Subsidiaries are parties, and the agreement among shareholders to which Zehava is a party.

2.13 Koor's Board of Directors has approved Koor's entering into this Deed, with all its Appendices, and its performance by Koor pursuant to its terms and conditions, and except for the foregoing approval, Koor has no need to obtain any additional approvals whatsoever from any of its organs in order to enter into this Deed and perform its obligations hereunder, including based upon its incorporation documents or by law.

         A certificate of Koor's General Counsel indicating that Koor's Board of Directors approved its entering into this Deed with all of its Appendices, and its performance based upon its terms and conditions, is attached as Appendix "2.13" to this Deed.

2.14 Appendix "2.14" to this Deed lists all of the approvals, consents and permits that are required in order for Koor to enter into this Deed and to perform all of its obligations hereunder, including approvals, consents and permits from any authorities, governmental entities, or any other entity, and, to the Best of Koor's Knowledge, approvals under material agreements or undertakings to which the Company or any of the Subsidiaries are parties, that are required in connection with Koor's entering into this Deed and performing its undertakings hereunder, the absence of which will cause a material adverse effect on the rights of the Company or any of the Subsidiaries.

         It is clarified that subject to Koor acting pursuant to Section 5.3 of this Deed, there is nothing in what is stated in this Section 2.14 or anywhere else in this Deed that would place liability on Koor and /or anyone acting on its behalf for obtaining the approvals, consents and permits listed in Appendix "2.14" to this Deed, and the receipt or non-receipt of any such approval, consent or permit shall not constitute a breach of this Deed by Koor, provided that Koor acts pursuant to Section 5.3 of this Deed.

2.15 The persons signing this Deed and the documents that accompany it on Koor's behalf are authorized to execute this Deed and the accompanying and/or required documents for its performance on Koor's behalf, and to obligate Koor with their signatures, and this Deed and all of its conditions obligate Koor in all things and matters.

2.16 Subject to the Conditions Precedent being fulfilled, there is no legal or other impediment to Koor entering into this Deed and carrying out its provisions, and this Deed and the performance of its obligations hereunder do not oppose or contradict any judgment, order or instruction of any court, any contract, consent or agreement whatsoever to which Koor is a party, its incorporation documents, or any other undertaking by Koor, or, to the Best of Koor's Knowledge, of the Company, whether by agreement (oral, by action or written) or by law.

2.17 Appendix "2.17" to this Deed lists the names of all of the members of the Company's Board of Directors.

2.18 The Company's audited consolidated financial statements as of 31 December 2004, including the notes thereto, and the Company's unaudited consolidated financial statements as of 31 March 2005, including the notes thereto (the "Unaudited Financial Statements") that are attached to this Deed as Appendices "2.18A"--"2.18B" (collectively the "Financial Statements") fairly reflect, under generally accepted accounting principles in Israel, in all material ways, the financial state, the results of operations, the changes in net worth and the cash flow of the Company, all on a consolidated basis, for the year ended 31 December 2004 and the quarter ended 31 March 2005, respectively. To the Best of Koor's Knowledge, from 31 March 2005 to the date of signing this Deed, none of the Company and/or any of the Subsidiaries has undertaken any obligation outside the Ordinary Course of Business in an amount that exceeds one million Dollars for each such undertaking, nor in a total amount that exceeds 2.5 million Dollars.

2.19     The Company's accountants are KPMG--Somekh Chaikin.

2.20 From 31 March 2005 to the date of signing this Deed, the Company and the Subsidiaries are conducting their business in the Ordinary Course of Business, and there has been no material adverse change in the state of the Company's business on a consolidated basis.

2.21 To the Best of Koor's Knowledge, as of 31 March 2005, the Company's and the Subsidiaries' order backlog (the "Backlog"), and the rules for registering backlogged orders by which the Order Backlog was prepared are attached to this Deed as Appendix "2.21."

         To the Best of Koor's Knowledge, neither the Company nor any of the Subsidiaries has received a written Termination Notice or a Cure Notice (as defined below) that relates to the cancellation of a material order that is listed in the Order Backlog.

         In this Section 2.21, a "Termination Notice" means a written notice that was delivered in the manner described in the relevant agreement, pursuant to which that agreement is cancelled in the manner described in the agreement due to a breach by the Company or any of the Subsidiaries that grants the customer the right to finally and completely terminate the agreement.

         And a "Cure Notice" means a written notice that was delivered in the manner described in the relevant agreement, pursuant to which the Company breached a condition in that agreement that grants the customer the right to deliver such a notice, and if the Company does not cure the breach within the time period that is fixed therefor in the agreement, the agreement will be finally and completely terminated.

2.22 To the Best of Koor's Knowledge, other than the guarantees listed in Appendix "2.22" to this Deed, and other than undertakings to provide guarantees that are given in the Ordinary Course of Business, neither the Company nor any of the Subsidiaries has delivered or undertaken to deliver any guarantee of any obligations and/or undertakings, and other than the liens that are included in Appendix "2.24" below and in their framework, they did not create or undertake to create any lien to secure any undertakings.

2.23 To the Best of Koor's Knowledge, other than the guarantees listed in Appendix "2.23" to this Deed, no person or entity, including banks, delivered any guarantees to secure the debts and/or obligations of the Company and/or of any of the Subsidiaries, and neither the Company nor any of the Subsidiaries has any material obligation that is not listed in this Section 2, that derives from the purchase or sale of rights in corporate entities by the Company or by any of the Subsidiaries during the three years that preceded the signing of this Deed.

2.24 To the Best of Koor's Knowledge, except as detailed in Appendix "2.24" to this Deed, there are no liens and/or charges on the assets of the Company and/or any of the Subsidiaries.

2.25 To the Best of Koor's Knowledge, there are no claims or legal proceedings pending against the Company and/or any of the Subsidiaries, and/or officeholders in the Company and/or in any of the Subsidiaries in connection with performing their functions in the Company or the Subsidiaries, respectively, that may have a material adverse effect on the Company's business, whether in court, in an arbitration proceeding, or in any other legal proceeding, and there are no judicial decisions against the Company and/or against the Subsidiaries that may have a material adverse effect on the Company's business, that obligate the Company and/or any of the Subsidiaries, that have not yet been carried out.

2.26 To the Best of Koor's Knowledge, the Company's General Manager, the Company's Chief Financial Officer and the Company's General Counsel have not received and there has not been forwarded to them any threat, in writing, from any person who is competent to do so, to file any claim against the Company and/or any of the Subsidiaries, and/or officeholders in the Company and/or in any of the Subsidiaries in connection with performing their functions in the Company or the Subsidiaries, respectively, in an amount that exceeds one million Dollars with regard to each such threat.

         To the Best of Koor's Knowledge, as of the date of signing this Deed, there is not pending, and the Company's management has not received any written notice from a competent authority about the intention to conduct an investigation that is not a routine examination or audit of any government entity or authority whatsoever, against the Company and/or any of the Subsidiaries, and/or officeholders in the Company and/or in the Subsidiaries in connection with the performance of their duties with the Company or the Subsidiaries, as the case may be, that may have a material adverse effect on the Company and/or any of the Subsidiaries.

2.27 Except as detailed in Appendix "2.26A" to this Deed, neither the Company nor any of the Subsidiaries is a party to any agreement with Koor and/or the controlling persons in Koor and/or officeholders in Koor. To the Best of Koor's Knowledge, except as set forth in Appendix "2.26B" to this Deed, neither the Company nor any of the Subsidiaries is a party to an agreement that is outside the Ordinary Course of Business with Elta and/or the controlling persons in Elta and/or officeholders in Elta. Koor hereby represents that Dekolink does not have any obligation whatsoever to make payments to Koor.

         To the Best of Koor's Knowledge, the Company and the Subsidiaries timely and fully set aside the reserves in the Financial Statements (that are attached as Appendices "2.18A"--"2.18B" to this Deed) for their employees pursuant to any written agreement and judgment that were given, if given, against the Company or against any of the Subsidiaries, including all of the payments and reserves for vacations, severance compensation, royalties, national insurance, retirement funds, managers' insurance, pension funds and education funds. To the Best of Koor's Knowledge, the reserves in the foregoing Financial Statements that the Company and the Subsidiaries have made are based upon 80% of the total salary or on a greater percentage of the salary, pursuant to the foregoing agreements that obligate them. To the Best of Koor's Knowledge, the Company and/or any of the Subsidiaries did not set aside any reserves in their Financial Statements for benefits that they will be obligated to pay for employees who are organized under a collective bargaining agreement or by custom in the event of the implementation of a new program to reduce the workforce. For the avoidance of doubt, to the Best of Koor's Knowledge, full reserves were set aside for each employee who completed his work or the termination of whose work was determined in the Company or in any of the Subsidiaries on or before 31 March 2005.

         To the Best of Koor's Knowledge, a list of all of the collective bargaining agreements that obligate the Company and/or any of the Subsidiaries is attached as Appendix "2.27" to this Deed, and aside from those there is no collective bargaining agreement that obligates the Company, Tadiran Systems or Tadiran Spectralink.

         To the Best of Koor's Knowledge, the Purchaser was able to review the personal employment contracts of the officeholders in the Company, Tadiran Systems and Tadiran Spectralink (twenty-six officeholders in total), and there are no more than twenty employees among the Company and the Subsidiaries together who have personal employment contracts whose discharge conditions are more favorable than the customary conditions in the personal employment contracts of such officeholders.

2.28 On 17 March 2001, there was a fire in Tadiran Systems' and Tadiran Spectralink's plant, all as described in the Unaudited Financial Statements and in Note 4 to the Unaudited Financial Statements that are attached as Appendix "2.18B" to this Deed. It is hereby clarified that the foregoing does not constitute a representation and/or warranty of Koor regarding the total amount that will be paid to the said companies by the Insurance Company, whether within or outside the Insurance Claim's framework.

2.29 To the Best of Koor's Knowledge, the Company, the Subsidiaries and Zehava have ownership, leasing and/or rental rights to the real estate listed in the list attached to this Deed as Appendix "2.29".

2.30 To the Best of Koor's Knowledge, the Company and the Subsidiaries that are incorporated in Israel filed in a timely manner with the Israeli tax authorities, and Elisra Inc. filed in a timely manner with the United States tax authorities, all of the reports that they are required to file by law, and made all of the payments that are required by said reports. To the Best of Koor's Knowledge, the aforesaid payments and the balance of reserves for taxes that is included in the Unaudited Financial Statements accounts for all of the tax liabilities of the Company, the Israeli-incorporated Subsidiaries and Elisra Inc. for the period ending 31 March 2005 (Koor's representation in this Section hereinafter, the "Tax Representation").

2.31 To the Best of Koor's Knowledge, the insurance policies of the Company and the Subsidiaries are listed in

         Appendix "2.31" this Deed, all of the premiums relating to such policies were paid pursuant to their terms, they are in effect, and Koor has no actual knowledge of a lack of sufficient insurance coverage for the Company's material assets based upon the consolidated Statements.

2.32 To the Best of Koor's Knowledge and estimation, no material damage is expected to be caused to the activities of the Company and/or any of the Subsidiaries due to the lack of licenses, permits or approvals that are required by law in order to manage the Company's and the Subsidiaries' business activities.

         To the Best of Koor's Knowledge, Appendix "2.33" to this Deed lists all of the Company's and the Subsidiaries' agreements with the Chief Scientist of the [Israel] Ministry of Industry and Trade. To the Best of Koor's Knowledge, the Company and/or the Subsidiaries, as the case may be, believe that they have fulfilled and are fulfilling all of their obligations under these agreements.

2.33 To the Best of Koor's Knowledge, Appendix "2.34" to this Deed lists all of the approvals that the Company and the Subsidiaries received from the Investment Center of the [Israel] Ministry of Industry and Trade, and every agreement with the Investment Center. To the Best of Koor's Knowledge, the Company and/or the Subsidiaries, as the case may be, believe that they have fulfilled and are fulfilling all of their obligations under these approvals and agreements.

2.34 To the Best of Koor's Knowledge, the Company and the Subsidiaries have all of the intellectual property rights, including licenses and authorizations to intellectual property rights from third parties, that are required for the sales that took place in the last three years preceding the date of signing this Deed. In Koor's estimation, with respect to the fulfilment of orders that have not yet been fulfilled that are included in the Order Backlog, the Company and the Subsidiaries will have all of the intellectual property rights, including licenses and authorizations to intellectual property rights from third parties, that will be required for such sales, and to the Best of Koor's Knowledge, there is nothing in this activity of theirs that breaches the intellectual property rights of any person or entity.

2.35 To the Best of Koor's Knowledge, other than in four matters, the Company and/or the Subsidiaries did not give any material price proposals to their customers for orders which have not yet been listed in the Order Backlog (" Open Price Proposals "), whose profitability is expected (with regard to the research and development investments in connection therewith) to be unusually lower than what is customary at the Company and/or the Subsidiaries--as the case may be, and to the Best of Koor's Knowledge, other than in those four matters, the Company and/or the Subsidiaries do not expect investments in fixed assets in connection with the Open Price Proposals that are unusually higher than what is customary in the Company's and/or the Subsidiaries' projects--as the case may be, and all taking into account the character and scope of the price proposals.

2.36 To the Best of Koor's Knowledge, the Company is not aware of any inspections or surveys regarding environmental quality that were carried out within the two years that preceded the date of signing this Deed, whose results will have a material adverse effect on the Company's and Subsidiaries' business in the Company's estimation.

2.37 Every disclosure that appears in any of the Appendices to this Section 2 above shall be deemed as if it also appears in the other Appendices to Section 2, if it is understood that the said disclosure is also relevant to what is stated in any of the other Appendices.

2.38 Koor is aware that its representations and warranties in Section 2 of this Deed constitute a basis for the Purchaser's entering into this Deed, and it represents that they were given without the intent to mislead, and to the Best of Koor's Knowledge, the representations and warranties in this Section 2 and its Appendices do not include any incorrect details.

3.       Purchaser's Representations

         The Purchaser hereby represents to Koor that as of the date of signing this Deed:

3.1 The Purchaser is a public company that was legally incorporated in Israel, its registration number with the Companies Registrar is as appears at the outset of this Deed, and no steps or procedures have been taken or threatened against it for dissolution, liquidation, winding-up, placing in receivership or like acts.

3.2 The Purchaser has the ability and means to fully and timely fulfil its obligations under this Deed, and it has funding sources that enable it to timely pay the full Consideration as detailed in this Deed.

3.3 The Purchaser's Audit Committee and Board of Directors approved its entering into this Deed with all its Appendices, and its performance by the Purchaser based upon its conditions and provisions, after receiving a fairness opinion from an outside independent appraiser regarding the adequacy of the Consideration, and other than the approval of the Purchaser's General Meeting, the Purchaser has no need, including based upon its incorporation documents and by law, to obtain any other approvals whatsoever from any of its organs in order to enter into this Deed and to carry out its obligations thereunder. The certificate of the Purchaser's General Counsel certifying that the Purchaser's Audit Committee and Board of Directors approved the Purchaser entering into this Deed and all of its Appendices as aforesaid, and the Purchasers performing this Deed based upon its conditions and provisions, is attached hereto as Appendix "3.3" to this Deed.

3.4 Appendix "3.4" to this Deed lists all of the approvals, agreements and permits that are required for the Purchaser to enter into this Deed and perform its obligations thereunder, including approvals, agreements and permits from any authorities whatsoever, from government entities or from any other entity. It is clarified that subject to the Purchaser having acted in accordance with Section 5.3 of this Deed, there is nothing in this Section 3.4 or in any other place in this Deed that would place responsibility for obtaining the approvals, agreements and permits listed in Appendix "3.4" to this Deed on the Purchaser and/or persons acting on its behalf, and the receipt or non-receipt of any approval, agreement or permit as aforesaid shall not constitute a breach of this Deed by the Purchaser, provided that the Purchaser acted in accordance with Section 5.3 of this Deed.

3.5 The persons signing this Deed and the documents that accompany it on the Purchaser's behalf are the persons authorized to execute this Deed and the accompanying and/or required documents for its performance on the Purchaser's behalf, and to obligate the Purchaser with their signatures, and this Deed and all of its conditions obligate the Purchaser in all things and matters, subject to the approval of the Purchaser's General Meeting.

3.6 Subject to the Conditions Precedent being fulfilled, there is no legal or other impediment to the Purchaser entering into this Deed and carrying out its provisions, and this Deed and the performance of its obligations hereunder do not oppose or contradict any judgment, order or instruction of any court, or any contract, consent or agreement whatsoever to which the Purchaser is a party, its incorporation documents, or any other undertaking by the Purchaser, whether by agreement (oral, by action or written) or by law.

3.7 The Purchaser has the experience, knowledge and capability to evaluate its entering into this Deed and its implications, and considering, among other things, what is stated above, it has performed a due diligence investigation of the Company and the Subsidiaries to its satisfaction, with the full cooperation of the Company and the Subsidiaries. Based upon, among other things, said due diligence investigation, neither the Purchaser, nor anyone acting on its behalf, is aware of the incorrectness of any representation that was given by Koor in this Deed, and it will not have any claim against Koor and/or anyone acting on its behalf regarding the incorrectness of any representation if Koor proves that before the signing of this Deed any of the following officeholders of the Purchaser, as of the signing date of this Deed, knew that the representation is not correct: Chief Financial Officer, Vice President for Mergers and Acquisitions, Vice President for Financial Control, Controller or the Manager of Public Institutions in the Finance Department.

3.8 Without derogating from the generality of the foregoing in Section 3.7 above, the Purchaser is aware that the Company and Tadiran Spectralink are currently in negotiations to extend the terms of the agreements that are listed in Appendix "3.8" to this Deed, and it will have no claim, demand, complaint or other remedy against Koor if and to the extent that the terms of the said agreements are extended provided that they are extended with conditions that are not materially and adversely different from the conditions of the said agreements as of the date of signing this Deed, from the standpoint of the Company or the Subsidiaries, as the case may be.

3.9 In connection with any of the representations and/or declarations of Koor as detailed in Section 2 above, the Purchaser and/or anyone acting on its behalf does not and will not have any claim, demand, complaint or other remedy against Koor, including in connection with any discrepancy, mistake, deletion in good faith or similar item in connection with any thing and matter, except in connection with the incorrectness of any representation that is included in Section 2 of this Deed.

3.10 Other than the representations or undertakings that were explicitly given in Section 2 of this Deed, Koor (or anyone acting on its behalf) shall not be seen as having given the Purchaser (including anyone acting on its behalf) any information, representation or undertaking, and Koor (or anyone acting on its behalf) is not and will not be liable for any information that was given to the Purchaser (including to anyone acting on its behalf) in connection with the Sold Shares, the Company or the Subsidiaries, including with respect to their value, businesses, activities, assets, obligations or the financial results of their activities.

4.       The Transaction

         On the Transaction Completion Date, against the Purchaser's payment of the Consideration to Koor, and the Purchaser's undertaking to pay to Koor the Additional Conditional Consideration as stated in Section 10.6 below, Koor shall sell and transfer to the Purchaser, and the Purchaser shall purchase and receive from Koor, 81,697,000 Ordinary Shares, that, as of the date of signing this Deed constitute, and as of the Transaction Completion Date will constitute, 70% of the registered and issued share capital of the Company (the Sold Shares), which shall be fully paid-up and Free and Clear, all in the manner and conditions detailed below.

5.       The Conditions Precedent

5.1 The completion of the transaction that is this Deed's subject is conditioned on the fulfilment of all of the conditions and the receipt of all of the Approvals listed below (the "Conditions Precedent") no later than the Final Date for the Transaction's Completion.

                  (a) Receipt of the Approval of the Purchaser's General Meeting as required by law for the Purchaser entering into this Deed.

                  (b) Receipt of the Approval of the [Israel] Commissioner of Restrictive Trade Practices for the parties' entering into this Deed and for executing the transaction that is this Deed's subject.

                  (c) To the extent required, the receipt of the Approval of the United States and/or European antitrust authorities for the parties' entering into this Deed and for executing the transaction that is this Deed's subject.


                  (d) Receipt of the [Israel] Ministry of Defense's Approval for the parties' entering into this Deed and for executing the transaction that is this Deed's subject.

                  (e) Receipt of the Company's Approval, by means of its authorized organs, as required by law, to transfer the Sold Shares from Koor to the Purchaser.

                  (f) Receipt of all the Approvals listed in Appendix "2.14" and in Appendix "3.4" to this Deed.

                  (g) The fulfilment of all of the conditions precedent that are required for the completion of Stage C of the Tadiran Communications Transaction, excluding the condition precedent for the completion of Stage C of the Tadiran Communications Transaction that relates to the receipt of all of the consents and Approvals that are required and the fulfilment of all of the conditions precedent to the Elisra Transaction (whose fulfilment is required pursuant to this Deed) (in this Section, the "Elisra Condition"), and that no legal impediment has been created to the completion of Stage C of the Tadiran Communications Transaction. Notwithstanding the foregoing, if any of the conditions precedent to the completion of Stage C of the Tadiran CommunicationsTransaction do not occur other than the Elisra Condition, or if an impediment is created to the completion of Stage C of the TadiranCommunications Transaction, the Purchaser shall be entitled, in its discretion, to determine to complete the transaction described in this Deed even before the completion of Stage C of the Tadiran Communications Transaction. Nothing in the foregoing derogates from the parties' undertakings as detailed in Section 5.3 of this Deed, or from the parties' rights under the Tadiran Communications Deed. However, notwithstanding all of the foregoing, if at the Transaction Completion Date there exists any impediment to the completion of Stage C of the Tadiran Communications Transaction as a result of a breach of the Tadiran Communications Deed by the Purchaser, the transaction that is this Deed's subject shall be completed despite the fact that Stage C of the Tadiran CommunicationsTransaction cannot be completed as of the Transaction Completion Date. In this Section 5.1, "Approval" is meant to include any approval, permit or consent that is subject to conditions, but excluding any approval that is subject to conditions that would materially alter the Purchaser's business activities as they exist on the date of signing this Deed, or that materially damages the Company, or an approval that imposes unreasonable conditions from a business perspective with respect to the holdings in the Company.

5.2      In this Deed, the "Final Date for the Transaction's Completion" means:

         5.2.1    6 September 2005; however

         5.2.2 If by 6 September 2005, all of the Conditions Precedent have taken place other than the approval of the antitrust authorities as detailed in Sections 5.1(b) and (c) above, the Final Date for the Transaction's Completion shall automatically be delayed to 6 October 2005; however

         5.2.3 If the approval of the [Israel] Commissioner of Restrictive Trade Practices as detailed in Section 5.1(b) above is not received by 6 October 2005, each of the parties to this Deed shall be entitled to notify the other party by written notice to be received by the other party by the foregoing date, that the Final Date for the Transaction's Completion shall be postponed to 6 January 2006, or to such later date as is determined by the parties as stated in Section 14.5 below.

5.3 The parties will work together with proper diligence in order to promptly and completely fulfil all of the Conditions Precedent before the Final Date for the Transaction's Completion, and will coordinate in advance the text of any report, application, notice or other written publication that will be distributed by any of them to any of the entities listed in Section 5.1 above, all subject to applicable law. Each party shall bear the expenses that it has for purposes of carrying out the Conditions Precedent or any of them. Without derogating from the generality of the foregoing in this Section 5.3, the Purchaser undertakes to act to the best of its ability so that within 21 days of signing this Deed, a notice will be published regarding the convening of a General Meeting of the Company (Proxy Statement), for a date that shall be no later than 21 days from the date that the notice will be published, for purposes of approving the Purchaser's entering into this Deed.

5.4 If and to the extent that the Conditions Precedent are not fulfilled before the Final Date for the Transaction's Completion, or before such other date as is agreed by the parties, by means of a written notice signed by two officeholders of each of Koor and the Purchaser, this Deed (other than the provision of Section 11 thereof) shall be cancelled, and this without either of the parties having any complaint and/or claim and/or demand from the other party, other than a claim against a party that did not act in accordance with Section 5.3 above. Nothing in this Section 5.4 above shall be deemed to derogate from any other right or remedy based upon this Deed or by law that is at the parties' disposal for breach of any of this Deed's provisions (if and to the extent that it is breached).

5.5 Notwithstanding anything to the contrary in this Deed, each party shall be entitled to (but not obligated to) waive the existence of any of the Conditions Precedent that was intended for its benefit through a written notice, signed by two of its officeholders that is to be delivered to the other party to this Deed.

6. Company's Management from the Date of Signing this Deed until the Final Date for the Transaction's Completion

6.1 From the date of signing this Deed until the earlier of the Final Date for the Transaction's Completion and the Transaction Completion Date, Koor shall act to the best of its ability and subject to applicable law to fulfil what is stated in Section 6.1 below, unless it is agreed otherwise between it and the Purchaser, by means of a written notice signed by two officeholders of each of Koor and the Purchaser:

                  (a) Subject to what is stated in Section 12 below, the Company and/or any of the Subsidiaries shall not enter into any new transaction with Koor, the controlling persons in Koor, and/or interested parties in Koor, whose financial scope exceeds US$1,000,000 (one million Dollars). For the avoidance of doubt, it is clarified that the Company shall continue to pay management fees to Koor and Elta in the manner that was customary before entering into this Deed.

                  (b) To the extent that it is dependent upon Koor, the Company and/or the Subsidiaries shall not take any actions that are not in the Ordinary Course of Business, other than the exchange of existing indemnification letters for new indemnification letters (as is customary in companies like the Company), and giving an exemption from liability for directors and officeholders. Subject to applicable law, Koor shall act to the best of its ability to cause said exchange of the existing indemnification letters.

                  (c) The Company shall not distribute any non-cash dividend to its shareholders, and it shall not make any other non-cash distribution except for a distribution in kind of Dekolink's shares to the extent that they are distributed, as stated in
                           Section 12.1.2 below.

                  (d) If the transaction that is this Deed's subject is not completed within 90 days of signing this Deed, to the extent that the matter is dependent upon Koor, the Company shall organize itself to meet the requirements of Section 404 of the [U.S.] Sarbanes-Oxley Act.

6.2 Without derogating from what is stated above in this Section 6, it is clarified that during the course of the period from signing this Deed until the Transaction Completion Date, if and to the extent that it is completed, and if it is not completed, then until the Final Date for the Transaction's Completion, the Company and/or the Subsidiaries shall be entitled to enter into transactions in the Ordinary Course of Business with Israel Aircraft Industries Ltd., directly or indirectly, or with Elta, all in the discretion of management of the Company and/or the Subsidiaries, and as the Company and/or the Subsidiaries were accustomed to doing before signing this Deed.

6.3 To the extent that during the period from signing this Deed until the Transaction Completion Date, the Company decides to make a cash distribution to its shareholders, or to distribute Dekolink's shares in kind as stated in Section 12.1.2, there shall be deducted from the Consideration any amount (translated into Dollars at the representative rate at the earlier of the date of actual execution of the distribution and the Transaction Completion Date) that Koor is entitled to receive by virtue of the Sold Shares (gross) (that is, for which the record date for its distribution is before the Transaction Completion Date), and all together with interest from the later of the date of the dividend's payment or from the record date. This Section 6.3 shall not apply to amounts that Koor receives from the Company and/or from any of the Subsidiaries from the date of signing this Deed to the Transaction Completion Date up to an amount of 70% (seventy percent) of the receipts that the Company and/or any of the Subsidiaries receives for the Insurance Claim during the aforesaid period.

7.       Transaction Completion

7.1 Subject to what is stated in Section 7.5 below, and to the Conditions Precedent being fulfilled before the Final Date for the Transaction's Completion, the transaction's completion shall occur within three Business Days from the date on which the final Condition Precedent occurs or at any other time that is agreed between the parties, by means of a written notice signed by two officeholders of each of Koor and the Purchaser ("Transaction Completion Date").

7.2 On the Transaction Completion Date, the parties' representatives shall meet at a place to be determined by the parties. At the transaction's completion, each of the following actions, whose full and exact execution by the party that is liable therefor is a precondition to the performance of the actions by the other party, shall take place concurrently:

                  (a) The Purchaser shall pay the full Consideration to Koor by means of a final and irrevocable bank transfer to Koor's bank account, whose details shall be given to the Purchaser no less than two Business Days before the Transaction Completion Date. At the same time, the Purchaser shall deliver to Koor a written certification of the execution of said payment, with the signature of the authorized signatories of the Purchaser's bank branch through which the Consideration was paid, in the form accepted at the banks, to which a SWIFT confirmation shall be attached from the Purchaser's bank confirming the execution of the transfer as aforesaid.

                  (b) Koor shall deliver the share certificates representing the Sold Shares to the Company.

                  (c) Koor and the Purchaser shall deliver this Deed to the Company.

                  (d) An approval of the authorized organs of the Company approving the transfer of the Sold Shares from Koor to the Purchaser shall be shown, together with a certification from Koor's General Counsel that said resolutions were legally adopted; the Company shall note in its books the transfer of the Sold Shares to the Purchaser, and shall deliver to the Purchaser a share certificate that proves the Purchaser's ownership of the Sold Shares, and an original executed copy of the notice to the Companies Registrar regarding the transfer of the Sold Shares from Koor to the Purchaser.

                  (e) Koor shall deliver a document to the Purchaser that details the material adverse changes that occurred, to the Best of Koor's Knowledge, in the representations that are detailed in Section 2 of this Deed, from the date of signing this Deed to the Transaction Completion Date, if any, and shall confirm, subject to material changes that occurred as aforesaid, the correctness of the representations that appear in Sections 2.1 through 2.9 and 2.11 through 2.16 of this Deed as of the Transaction Completion Date.

                  (f) The Purchaser shall deliver to Koor a copy of the Purchaser's General Meeting's approval that approves its entering into the transaction that is this Deed's subject, and the performance of its undertakings pursuant thereto, together with the written certification of the Purchaser's General Counsel that said resolution was legally adopted.

                  (g) Koor shall deliver to the Company, with a copy to the Purchaser, executed resignation letters of all of the directors that were appointed to the Company's Board of Directors based upon Koor's recommendation, which shall take effect immediately upon the transaction's completion.

                  (h) Koor shall deliver to the Purchaser a copy of the Company's General Meeting's resolution, pursuant to which, subject to the completion of the transaction that is this Deed's subject, and immediately after the Transaction Completion Date, a number of candidates detailed below who meet the Qualification Conditions and who are nominated by the Purchaser shall be appointed to the Company's Board of Directors. The number of candidates shall be equal to or greater than 70% of the number of directors in the Company (including the directors who are added based upon the Purchaser's said nomination). The Purchaser shall notify Koor and the Company, in advance and in writing, of the names of said candidates who meet the Qualification Conditions, and all no later than 30 days before the Transaction Completion Date.

7.3 All of the actions listed in Section 7.2 above shall be deemed to occur simultaneously, no individual action shall be considered completed and no individual document shall be considered delivered until all of the actions at the same meeting shall be completed and all of the documents shall be delivered.

7.4 Simultaneously with the completion of the transaction that is this Deed's subject, Stage C of the Tadiran Communications Transaction shall be completed, that is all of the actions that are to be executed at the Third Closing (as defined in the Tadiran Communications Deed) as stated in Section 13 of the Tadiran Communications Deed, will be executed. However, if at the Transaction Completion Date that is this Deed's subject, there is any impediment whatsoever to the completion of Stage C of the Tadiran Communications Transaction as a result of a breach of the Tadiran Communications Deed by the Purchaser, the transaction that is this Deed's subject shall be completed even though it will not be possible at the Transaction Completion Date to complete Stage C of the Tadiran Communications Transaction. In addition, if any of the conditions precedent for the completion of Stage C of the Tadiran Communications Transaction do not take place, other than the Elisra Condition, or if there is an impediment to completing the aforesaid Stage C, the Purchaser shall be entitled, in its discretion, to complete the transaction in this Deed even before the completion of Stage C of the Tadiran Communications Transaction. Nothing in the foregoing is intended to derogate from the parties' obligations under
         Section 5.3 of this Deed or from the parties' rights under the Tadiran Communications Deed.

7.5 Neither of the parties shall have any complaint, demand or claim against the other in connection with the completion or non-completion of the transaction that is this Deed's subject, if at the time of the occurrence of all of the Conditions Precedent listed in Section 5.1 of this Deed (in this Section, the " Conditions' Occurrence Date "), there is an impediment based upon any decision, order or judgment (including temporary or interim) of a competent court, that prohibits the completion of the transaction that is this Deed's subject or that prevents its completion. In the event that the aforesaid impediment is not removed within 4 (four) months from the Conditions' Occurrence Date, after the parties have exercised reasonable means for its removal, this Deed shall be cancelled and neither of the parties shall have any complaint, demand or claim against the other in connection with the Deed's cancellation, including the completion or non-completion of the transaction that is this Deed's subject.

8.       Rights and Obligations Under the Shareholders' Agreement

         If under the Shareholders' Agreement and/or under the management agreement (Appendix 2.9B), Koor is obliged to cause the Purchaser to assume any of Koor's undertakings that are listed in the Shareholders' Agreement and/or in the management agreement (in this Section, the "Transferred Undertakings"), then the Purchaser shall assume, and shall be deemed to have assumed the Transferred Undertakings and Koor's rights that pertain thereto, to the extent that they are transferable as aforesaid, from the Transaction Completion Date, and this only and to the extent and scope that are required in order that Koor fulfil its obligations, if any, to cause the Purchaser to assume the Transferred Undertakings. It is clarified that this undertaking is given solely for Koor's benefit. From the Transaction Completion Date, Koor transfers to the Purchaser all of the rights that are granted to Koor under the Shareholders' Agreement and the management agreement, to the extent that they are transferable as aforesaid. Rights that are not transferable, if any, shall be exercised by Koor pursuant to the Purchaser's instructions and for it only, to the extent that does not constitute a breach of the provisions of the Shareholders' Agreement and the management agreement, respectively, and during a reasonable period of time under the circumstances.

9.       Indemnification

9.1      Koor undertakes to indemnify the Purchaser as follows:

         9.1.1 For all of the Damages that will be caused to the Purchaser by any incorrectness and/or breach of any of Koor's representations and/or declarations as detailed in Section 2 of this Deed, other than the Tax Representation (in this Section, a "General Representation Breach ") above a total amount of US$3,500,000 (three million five hundred thousand Dollars) (" General Indemnification Floor "), and all pursuant to the provisions of this Section 9.

         9.1.2 For all of the Damages that will be caused to the Purchaser as a result of any incorrectness and/or breach of the Tax Representation above a total amount of US$2,000,000 (two million Dollars) (" Tax Indemnification Floor "), and all pursuant to the provisions of this Section 9.

         9.1.3 Notwithstanding what is stated in Section 9.1.2 above, if it becomes clear that all of the Damages that are caused due to a General Representation Breach (in this Section, the " General Representation Breach Damages ") are less than the General Indemnification Floor, then the Tax Indemnification Floor shall be the lower of (1) an amount of US$2,000,000 (two million Dollars) plus the difference between the General Indemnification Floor and the General Representation Damages, and (2) US$3,500,000 (three million five hundred thousand Dollars).

         9.1.4 The limitation regarding the indemnification amount stated in this Section 9.1 above shall not apply to the representations and declarations detailed in Sections 2.6, 2.7 and 2.8 above.

         9.1.5    In this Section 9, "Damage" means--

                  (a) 70% (seventy percent) of any amount that is actually paid by the Company and/or the Subsidiaries to a third party in connection with any claim and/or demand that was filed against the Company and/or the Subsidiaries for a situation, act or occurrence of the Company and/or the Subsidiaries that constitutes a breach of a representation.

                  (b) If it becomes clear that, based upon generally accepted accounting principles in Israel, as of the date of the Financial Statements, the Company was required to set aside higher reserves than those that it actually set aside regarding one or more of the subjects with respect to which representations were given in Section 2 of this Deed, the Damage that was caused to the Purchaser shall be 70% (seventy percent) of the difference between the reserves that the Company should have set aside, based upon generally accepted accounting principles in Israel, as of the date of the Financial Statements, and the reserves that the Company actually set aside in the Financial Statements regarding that matter.

                  (c) 70% (seventy percent) of the value of any asset of the Company and/or any of the Subsidiaries that was actually removed from the set of the Company's and/or the Subsidiaries' assets without consideration, and as a result of a situation, act or occurrence of the Company and/or any of the Subsidiaries that constitutes a breach of a representation, or 70% (seventy percent) of the value of any depreciation made regarding any asset of the Company and/or any Subsidiary that constitutes a breach of representation, and all with respect to the state of the Company's and/or any of the Subsidiaries' assets as in the Financial Statements.

                  (d) The amount of any payments that were actually paid by the Purchaser to any third party whatsoever in connection with any claim and/or demand for a breach of representation that was filed against it.

                  (e) In the event that the Company and/or the Subsidiaries set aside full or partial reserves in the Financial Statements in connection with Damages for which they may be indemnified pursuant to what is written in clauses (a), (b) and (c) above, the Damage that is stated in clauses (a), (b) and (c) above shall only be any amount in excess of said reserve amounts.

                  (f) Any payment that the Purchaser actually receives and/or 70% (seventy percent) of any payment that the Company and/or the Subsidiaries actually receives from a third party for any of the occurrences that are the subject of a demand for indemnification shall be deducted from the amounts stated in Sections 9.2(a) through (d) above. In the event that the Purchaser and/or the Company and/or any of the Subsidiaries receives an actual payment from a third party for any Damage listed in Sections 9.2(a) through (d) above as a result of any of those occurrences that are subject to indemnification, after it has received indemnification from Koor for the same Damage, the Purchaser shall immediately return to Koor an amount equal to the lower of: (1) the payment that the Purchaser actually received from a third party for said Damage, or (2) the payment that it received from Koor for said Damage; and 70% of the lesser of (1) the payment that the Company and/or the Subsidiaries actually received from a third party for said Damage, or (2) the payment that the Company and/or the Subsidiaries received from Koor for said Damage.

                  (g) The indemnification in this Section 9 shall be given for direct damages only and not for consequential or indirect damages.

9.2      (a)      Koor's undertaking to indemnify for the Damages that are
         listed in Section 9.2(d) above is subject to and conditioned upon the Purchaser notifying Koor of the claim's filing or the demand's receipt immediately after the Purchaser's receipt of the claim and/or demand, and its allowing Koor to take upon itself at its expense, the management of the defense of said claim and/or demand in the Purchaser's name in cooperation and while giving the full required information to Koor. Koor's undertaking to indemnify for Damages listed in Section 9.2(a) above is subject to and conditioned upon the Purchaser acting to the best of its ability so that Koor will have the ability to take upon itself at its expense, the management of the defense of said claim and/or demand in the Company's and/or the Subsidiaries' name in cooperation and while giving the full required information to Koor.

                  (b) Koor's undertaking to indemnify for the Damages listed in Sections 9.2(a) and 9.2(d) above, for which a settlement agreement was signed between the Company and/or the Subsidiaries and/or the Purchaser and any third party whatsoever, is subject to and conditioned upon the settlement agreement being signed in good faith and upon the Purchaser having notified Koor in writing that it intends to sign a settlement agreement and Koor having given its prior written consent to the settlement agreement, if the settlement agreement is between the Purchaser and any third party, and in the event that the settlement agreement is between the Company and/or the Subsidiaries and any third party, the Purchaser will use its best efforts to cause the settlement agreement to be conditioned upon Koor's prior written consent.

9.3 The Purchaser shall not be entitled to indemnification or compensation from Koor for breach of a representation pursuant to the foregoing and following provisions of this Section 9 unless it provides Koor with a demand no later than 30 days from the date on which the Company's Board of Directors approves the Company's audited financial statements for the year ending 31 December 2006, provided that they are approved no later than the later of 31 March 2007, or 365 days from the Transaction Completion Date (the " Indemnification Period "). In a demand as aforesaid, the claim upon which the indemnification demand is based shall be detailed and illustrated.

9.4 Notwithstanding the provisions of Section 9.4 above, the limitation regarding the Indemnification Period shall not apply to a written demand for indemnification pursuant to the provisions of this Section 9 for the incorrectness of the representation contained in Section 2.30 of this Deed, provided that the Purchaser serves Koor with such a demand no later than 30 days from the date upon which the Company filed with the tax authorities an annual reconciliation report for the Company's income tax for the year in which the transaction was completed, for the following year and for the next following year, provided that the aforesaid reports are filed no later than 31 December 2008, and if the transaction is completed after 1 January 2006--the reports were filed by no later than 31 December 2009 (the "Tax Indemnification Period"). In such a demand, the Purchaser shall detail the claim upon which the indemnification demand is based.

9.5 To the extent that the Damage for which the indemnification demand was filed is as stated in Section 9.2(b) above or is Damage that was caused but which has not fully materialized within the Indemnification Period or the Tax Indemnification Period, as the case may be, the Purchaser shall be deemed to have filed an indemnification demand at the times that are noted above if it files a written demand with Koor during the Indemnification Period or the Tax Indemnification Period, as the case may be, in which the specific representation or declaration as a result of whose incorrectness the Damage was caused as stated in this Section 9 is detailed, and the Damages that have materialized or are expected to materialize are detailed. An indemnification demand as aforesaid shall be signed by a senior officeholder of the Purchaser, and shall include his/her assessment or estimate regarding the amount of damage that has not yet fully materialized. It is clarified that an indemnification demand that was filed pursuant to this Section 9.6 shall not be necessarily limited to the amount of Damage that was estimated in the assessment or estimate that was attached to the aforesaid indemnification demand.

9.6 Koor's indemnification undertaking as stated in this Section 9 shall apply only if at the time of the indemnification demand's filing the Company's and the Subsidiaries' respective current outside auditors shall continue to serve (alone or together with others) as the Company's and the Subsidiaries' respective outside auditors and such outside auditors sign the audit report in connection with the financial statements that are attached to the indemnification demand, and if what is under discussion is a breach of the Tax Representation, the Company's and the Subsidiaries' respective current outside auditors shall continue to serve (alone or together with others) as the Company's and/or the Subsidiaries' respective representatives before the tax authorities and so long as the indemnification demand is being investigated, they shall advise the Company and/or the Subsidiaries in the matter that is the subject of the indemnification demand. Nothing in the foregoing shall be deemed to derogate from the Purchaser's right to appoint an outside auditor for the Company and/or for any of the Subsidiaries, respectively, provided that the Company's and/or the Subsidiaries' existing outside auditors shall continue to serve.

9.7 It is agreed between the parties that other than the indemnification under this Section 9, and subject to its conditions, and without derogating from the Purchaser's rights under Section 13 below, the Purchaser shall not be entitled to any other remedy against Koor and/or anyone acting on its behalf, including a remedy of cancelling this Deed, and the Purchaser hereby confirms that except as stated in Sections 9.1 through 9.6 above, neither it nor anyone acting on its behalf shall have any demand and/or complaint and/or claim for any remedy of any kind, including the remedy of cancellation, against Koor and anyone coming in its stead and on its behalf, in connection with the breach of any representation or whose basis is a breach of representation other than an intentional breach of representation.

9.8 Subject to what is stated in Sections 9.4, 9.5 and 9.6 above, the Purchaser undertakes to file a demand for indemnification with Koor within 30 days of the date that it discovers the basis for the indemnification, together with all of the documents that are required to prove the indemnification's claim, as the case may be.

9.9 It is hereby clarified that what is stated in Sections 9.1 through 9.9 above shall not apply to representations and declarations that are listed in Sections 2.2, 2.5, 2.6 (only regarding the percentage of Koor's holdings in the Company's share capital), 2.7, 2.8 and 2.9 above, with respect to which Koor undertakes to indemnify the Purchaser without any limitation for all of the expenses and losses that are caused to the Purchaser as a result of any incorrectness and/or breach of said representations and declarations.

9.10 Notwithstanding what is stated in Sections 9.1 through 9.10 above, in any event the indemnification amount shall not exceed the Consideration.

10.      The Insurance Claim

10.1 As stated in Section 2.28 above, the Company, Tadiran Systems and Tadiran Spectralink filed a complaint in the Tel-Aviv District Court against the insurance company for a fire that occurred in Tadiran Systems' and Tadiran Spectralink's plant (the "Insurance Claim").

10.2 The Purchaser hereby undertakes that so long as the Insurance Claim or any proceeding with respect thereto or in connection therewith is pending in any court, it shall continue to manage the Insurance Claim in the same manner and in the same way in which the Company, Tadiran Systems and Tadiran Spectralink are managing it today, that it will not replace the attorneys, advisors and appraisers that are dealing with the claim, and that it shall not add other or additional attorneys, advisors or appraisers to deal with the Insurance Claim, unless it receives Koor's consent to such a change, which shall not be unreasonably withheld, and that it shall not discharge any of the employees of the Company, Tadiran Systems or Tadiran Spectralink who, in the opinion of the attorneys who are handling the claim, are vital to the claim's management, except after consulting with Koor.

10.3 The Purchaser undertakes to cause Koor to receive ongoing updates directly from the attorneys, advisors and appraisers who are handling the Insurance Claim, and also, with advance coordination with the Purchaser, from the employees of Elisra, Tadiran Systems and Tadiran Spectralink who are connected to the matter.

10.4 The Purchaser undertakes to notify Koor, promptly after it becomes aware of any decision or judgment that is adopted in the Insurance Claim, and to send Koor a copy of any decision or judgment that is received as aforesaid. 10.5Without derogating from what is stated in Sections 10.2, 10.3 and 10.4 above, the Purchaser undertakes to notify Koor of the intentions of the Company, Tadiran Systems and/or Tadiran Spectralink to sign a settlement agreement with the insurance company in connection with the Insurance Claim, and to act to the best of its ability to cause the settlement agreement to be conditioned upon the receipt of Koor's prior written consent to the settlement agreement.

10.5 To the extent that after signing this Deed there is directly or indirectly paid to the Company, Tadiran Systems, Tadiran Spectralink and/or anyone acting on their behalf and/or for any of them, any amount in connection with the Insurance Claim, the Purchaser shall pay additional consideration to Koor for the Sold Shares in amounts, under the conditions and at the times detailed in Appendix "10.6" to this Deed (the " Additional Conditional Consideration ").

10.6 If the Company, Tadiran Systems or Tadiran Spectralink is obligated by a judgment in the Insurance Claim, whose execution is not stayed, to return to the insurance company all or any part of the amount of US$9,950,000 (nine million nine hundred fifty thousand Dollars) that the insurance company paid to the Company, Tadiran Systems and Tadiran Spectralink in 2001, or if the amount that was adjudicated in the Company's favor for the Insurance Claim shall be less than the direct expenses that the Company expended for the Insurance Claim from the Transaction Completion Date (in this Section, the " Expenses "), the Purchaser shall give written notice to Koor of the amount that the Company, Tadiran Systems or Tadiran Spectralink returned to the insurance company based on such judgment and/or the amount of the difference between the Expenses and the amount that was adjudicated in its favor, to the extent that the Expenses exceed the amount that was adjudicated as aforesaid, and Koor shall pay to the Purchaser within 30 days from the date that it received such a notice 70% of any such amount, and subject to the return of the said amount, the Purchaser shall have no claim, demand or complaint against Koor and/or anyone acting on its behalf in connection with said amount.

11.      Confidentiality

The parties shall use Confidential Information that has reached them or may reach them in connection with this Deed, the Company and the Subsidiaries, including in the framework of the due diligence examination's performance, only to fulfil their obligations under this Deed, and shall refrain from disclosing, transferring or making use of Confidential Information in any manner except to the extent required to fulfil the Conditions Precedent, and all with advance coordination with the other party. Without derogating from the foregoing, if the transaction that is this Deed's subject is not consummated, each party shall return to the other party to this Deed any Confidential Information that came into its possession in connection with this Deed, the Company and the Subsidiaries, if and to the extent that any such information came into its possession. This undertaking is not limited by time, and shall continue to remain in effect even after the end of this Deed's term or if this Deed is cancelled for any reason.

12.      Dekolink

12.1 Notwithstanding what is stated in Section 6.1 above, until the Transaction Completion Date, Koor shall be entitled:

         12.1.1 To enter into a transaction with the Company pursuant to which the Company shall transfer and sell to Koor and/or to anyone designated by Koor, unless the Purchaser objects to the identity of the other party for reasonable cause that is explained (the "Other Party"), the entire holdings of the Company in Dekolink, and shall pay Dekolink's remaining outstanding debt to the Company, and all in consideration of and pursuant to the material principles that are detailed in the draft Dekolink share transfer deed that is attached as Appendix "12.1" to this Deed (the "Dekolink Transaction") or

         12.1.2 To distribute Dekolink's shares as a dividend in kind to the Company's existing shareholders at the time of signing this Deed.

12.2 If by the Transaction Completion Date, the Dekolink Transaction has not been completed for any reason, the Purchaser undertakes during a 90-day period from the Transaction Completion Date to support the Dekolink Transaction, including in the Company's Board of Directors and General Meeting, and to act to the best of its ability in order to cause the Company to enter into an agreement with Koor regarding the Dekolink Transaction upon Koor's request and to consummate it no later than 90 days from the Transaction Completion Date. If the Dekolink Transaction has not been completed within 90 days from the Transaction Completion Date, Koor shall have no claim or complaint against the Purchaser and/or the Company, including with regard to the Consideration (as defined in this Deed), in connection with the failure to consummate the Dekolink Transaction.

12.3 In the event that expenses are incurred by the Company as a result of the consummation of the Dekolink Transaction and/or the distribution of Dekolink's shares as a dividend in kind, the Consideration for the Sold Shares shall be reduced by 70% (seventy percent) of these expenses (in this Section, the " Refund Amount "). In the event that the expenses become known after the Purchaser has paid the Consideration for the Sold Shares to Koor, Koor shall refund the Refund Amount to the Purchaser within 30 days of the date on which the Purchaser notified Koor of the incurrence of said expenses.

13.      Purchaser's Right to Cancel the Deed

13.1     Upon the occurrence of one or more of the events described in Section
         13.2 below, from the date of signing this Deed until the Transaction Completion Date, unless it occurred with the Purchaser's consent, the Purchaser shall have the right to cancel this Deed. Such cancellation shall be done by written notice from the Purchaser, which shall be received by Koor within 10 Business Days from the date upon which the Purchaser became aware of the occurrence of any of the events described in Section 13.2 below. If the Purchaser gives notice of this Deed's cancellation as aforesaid, all of the parties' undertakings and rights under this Deed and its Appendices other than the provisions of Section 11 above shall be cancelled, and this without either of the parties having any claim and/or complaint and/or demand against the other party.

13.2     The events are as follows:

         13.2.1 If a temporary or permanent receiver and/or a temporary liquidator and/or a liquidator and/or a trustee is appointed for the Company, for Tadiran Systems and/or for Tadiran Spectralink (in this Section 13.2, the "Group") and/or if a liquidation order and/or a receivership order and/or an order staying procedures is granted and/or if a lien is imposed upon a material asset among the Group's assets (on a consolidated basis) other than if it occurred in connection with the transaction that is this Deed's subject, and such an appointment or order or lien is not cancelled within 30 days.

         13.2.2 If any of the companies in the Group shall begin merger proceedings as stated in the Eighth Chapter of the [Israel] Companies Law, 5759-1999, or in compromise or arrangement proceedings pursuant to Section 350 of the Companies Law, 5759-1999, or in restructuring and/or merger proceedings pursuant to Section 351 of the Companies Law, 5759-1999.

         13.2.3 If a change takes place in the incorporation documents of any of the companies in the Group.

         13.2.4 If any of the companies in the Group shall enter into new material transactions (on a consolidated basis for the Group), that are materially and adversely worse than the accepted commercial conditions in the relevant company.

         13.2.5 If any of the companies in the Group carries out a change in an agreement that is not in the Ordinary Course of Business for that company, that will cause material damage to the Group's business (on a consolidated basis), but excluding activities of the Company and/or Tadiran Spectralink pursuant to the provisions of Section 3.8 above.

         13.2.6 If any of the companies in the Group enters into a new area of business in which the Group is not engaged as of the date of signing this Deed, or in which it had not intended to engage pursuant to decisions that it adopted before entering into this Deed and of which it had notified the Purchaser, and that is not included in the Group's Ordinary Course of Business, or if it leaves a material business area in which the Group is engaged at the signing of this Deed, other than as stated in
                  Section 12 above.

         13.2.7 If any of the companies in the Group shall enter into transactions whose essence is mergers or acquisitions of corporate entities or businesses (M&A) whose total financial scope is in excess of $1,000,000 (one million Dollars).

         13.2.8 If any of the companies in the Group allots or undertakes to allot its shares or other securities.

         13.2.9 If one of the events listed in Section 6.1(a) and (c) above occurs.

13.3 Koor shall deliver written notice to the Purchaser immediately upon the occurrence of any of the events listed in Section 13.2 above, all subject to applicable law.

14.      Miscellaneous

14.1 Each party shall bear its legal expenses in connection with entering into this Deed and the required payments and taxes that apply to it, if any, under law, in connection with its entering into this Deed.

14.2 This Deed includes, merges and expresses all of the conditions that have been agreed between the parties in the matters that are this Deed's subject. Any promises, guarantees, written or oral agreements, undertakings or representations, evaluations and assessments regarding this Deed's subject that were given or done by the parties before signing this Deed and that were not explicitly included in it shall not add to the undertakings and rights that are determined in this Deed, nor derogate from them nor change them, and the parties shall not be bound by them from this Deed's date. Without derogating from the generality of the foregoing, the exchange of documents between the parties before this Deed was signed, including the drafts that were exchanged between them, shall have no meaning in interpreting this Deed.

14.3 No behavior by any of the parties shall be deemed a waiver of any of its rights under this Deed or by law, or as a waiver or consent on its part to any breach or failure to fulfil any condition unless the agreement, waiver, delay, cancellation or addition was made explicitly and in writing.

14.4 Any amendment, change or addition to this Deed shall be effective only if done in writing and signed by the parties to this Deed, and shall apply only to the instance described in said document, and shall not derogate from the rights of any other party under this Deed.

14.5 The parties to this Deed shall be entitled to extend or shorten any time that is fixed in this Deed, and to waive the execution of any of this Deed's provisions, and all once or multiple times, and by means of a written notice signed by two officeholders of each of Koor and the Purchaser, without the need for any additional approval, provided that the final time for receiving legal approval of the Purchaser's General Meeting for the Purchaser entering into this Deed shall not be extended without the time for receiving an approval of the Purchaser's General Meeting for the Purchaser entering into the amendment of the Koor-Elbit Deed dated 6 July 2005 that was signed between the parties to this Deed being extended accordingly.

14.6 The laws of the State of Israel shall apply to this Deed and to all that is connected therewith. The competent court in the judicial district of Tel Aviv--Jaffa District Court shall have exclusive jurisdiction in any matter that arises in connection with this Deed and its performance, and no other court shall have jurisdiction.

14.7 Neither party to this Deed is authorized to transfer or assign any of its rights and/or obligations that derive from this Deed to a third party without the prior written consent of the other party to this Deed.

14.8 Neither party to this Deed shall have any right of setoff, lien, charge or holdback against the other party to this Deed and/or anyone acting on its behalf, including in connection with the indemnification or the Additional Conditional Consideration, and to the extent that any party to this Deed has any such right or rights by law or agreement (oral, by action or written) by its signature on this Deed it hereby waives such rights absolutely and irrevocably.

14.9 If any of the parties did not enforce or delayed enforcement of any of the rights that it is granted under this Deed, in a specific instance or in a series of instances, it shall not be deemed a waiver of said right, or on any other rights whatsoever.

14.10 Notices under this Deed or in connection therewith shall be delivered in writing and with the signature of the notice's deliverer or of someone who is authorized to sign on its behalf. A written notice that is sent by either party to this Deed to the other party (to the address given in this Deed's preamble or to another address of which that party gives notice to the other parties to this Deed pursuant to this Section's provisions), shall be deemed as if received by the party to which it was sent within 4 (four) Business Days of its delivery for mailing by registered mail (against a delivery receipt); at the time that it was actually delivered or acceptance was refused if delivery was made by hand; and at the time it was sent by facsimile (if it was sent during the course of a Business Day and if it was not sent during the course of a Business Day, on the first Business Day after it was sent) provided that the sending party displays a facsimile confirmation regarding the notice's dispatch.

14.11 Without derogating from Section 11 above, and subject to applicable law, the parties shall not be entitled to publicize and/or disclose this Deed's contents and shall coordinate in advance any report or notice that they are required to give by law.

IN WITNESS WHEREOF, THE PARTIES HAVE DULY EXECUTED THIS DEED:

(signed) -----------------------------------------------
(signed) -----------------------------------------------
Koor Industries Ltd. Elbit Systems Ltd.
By: Jonathan Kolber ------------------------
By: Joseph Ackerman -----------------------
By: Danny Biran -----------------------
By: Joseph Gaspar ------------------------

Attorney's Certification

I, Shlomo Heller, Adv. hereby certify that Messrs. Jonathan Kolber and Danny Biran, together are authorized to execute this Deed and the documents related thereto or that are required for its performance, in the name of Koor Industries Ltd.

(signed) ----------------------------
Shlomo Heller, Adv.

Attorney's Certification

I, David Block Temin, Adv. hereby certify that Messrs. Joseph Ackerman and Joseph Gaspar, together are authorized to execute this Deed and the documents related thereto or that are required for its performance, in the name of Elbit Systems Ltd.

(signed) ----------------------------
David Block Temin, Adv.


APPENDIX 10.6

The Additional Conditional Consideration shall be in the following amounts:

(1) For any amount that is directly or indirectly paid to the Company, to Tadiran Systems, to Tadiran Spectralink and/or to anyone on behalf of any of them and/or in favor of any of them in connection with an Insurance Claim (such an amount, hereinafter, the "Insurance Payment") up to an amount of US$30,000,000 (thirty million Dollars), the Purchaser shall pay an amount equal to 40% of the Insurance Payment to Koor.

(2) For every Insurance Payment in excess of US$30,000,000 (thirty million Dollars) and up to an amount of US$50,000,000 (fifty million Dollars), the Purchaser shall pay an amount equal to 27.5% of the Insurance Payment to Koor.

(3) For every Insurance Payment in excess of US$50,000,000 (fifty million Dollars), the Purchaser shall pay an amount equal to 25% of the Insurance Payment to Koor. And it shall be paid at the following times:

         (1) If the Insurance Payment is made to the Company, to Tadiran Systems, to Tadiran Spectralink and/or to anyone on behalf of any of them between the date of signing this Deed and the Transaction Completion Date, the Purchaser shall pay the Additional Conditional Consideration in the amounts stated above to Koor on the Transaction Completion Date.

         (2) If the Insurance Payment is made to the Company, to Tadiran Systems, to Tadiran Spectralink and/or to anyone on behalf of any of them after the Transaction Completion Date, the Purchaser shall pay the Additional Conditional Consideration in the amounts stated above to Koor within thirty days after the date that the aforesaid Insurance Payment is made.

         It is clarified that in the event that the court sets fee amounts that exceed the fees given in the agreements existing on this Deed's signing date, (unless they are amended with the consent of the Company, Tadiran Systems, Tadiran Spectralink and/or anyone acting on behalf of any of them, after the Transaction Completion Date), the aforesaid excess amount set by the court shall not be included in the Insurance Payment. Thus for example, and only as an illustration:

         If an amount of US$50,000,000 was transferred in connection with the Insurance Claim in the following manner:

         (1) A total amount of US$35,000,000 was transferred to the Company;

         (2) An amount of US$5,000,000 was transferred to the attorneys who are handling the Insurance Claim on the Company's behalf for their handling of the Insurance Claim and pursuant to the existing agreements with said attorneys on the date of signing this Deed; and

         (3)      An amount of US$10,000,000 was deposited in trust,

         Then the amounts stated in clauses (1) and (2), in a total amount of US$40,000,000, shall be deemed amounts that were paid to the Company and the amount stated in clause (3) shall only be deemed an amount paid to the Company if and to the extent that it is released from the trust in favor of the Company, at the time that it is released. In such an instance, for the amounts stated in clauses (1) and (2) above totalling US$40,000,000, the Purchaser shall pay to Koor:

         (1)      An amount of US$12,000,000 (40% of US$30,000,000); and

         (2)      An amount of US$2,750,000 (27.5% of US$10,000,000); And in total an amount of US$14,750,000.